Exhibit 10.1

                             C&D TECHNOLOGIES, INC.
                             1400 Union Meeting Road
                               Blue Bell, PA 19422


June 28, 1999

Ms. Linda R. Hansen
1220 Bridgetown Pike,
Langhorne, PA  19053

Dear Ms. Hansen:

C&D TECHNOLOGIES, INC., a Delaware corporation (the "Company"), agrees to employ you, and you agree to accept such employment, under the following terms and conditions:

1.       TERM OF EMPLOYMENT.

         1.1 Except for earlier termination as is provided in Section 10 below, your employment under this Agreement shall be for a term (the "Initial Term") commencing on June 28, 1999 and terminating on June 27, 2000.

         1.2 This Agreement shall be automatically renewed for successive terms of one month each, unless either party shall have given to the other party at least 30 days' prior written notice of the termination of this Agreement. If such 30 days' prior written notice is given by either party, (i) the Company shall, without any liability to you, have the right, exercisable at any time after such notice is sent, to elect any other person to the office or offices in which you are then serving and to remove you from such office or offices, but (ii) all other obligations each of you and the Company have to the other, including the Company's obligation to pay your compensation and make available the medical and dental insurance which you are entitled hereunder, shall continue until the date your employment terminates as specified in such notice.

2.       COMPENSATION.

         2.1 You shall be compensated for all services rendered by you under this Agreement at the rate of $175,000 per annum (such salary, as it is from time to time adjusted, is herein referred to as the "Base Salary") plus bonus at a rate of 35% of Base Salary (hereinafter "Bonus"). Such Base Salary shall be payable in periodic installations twice monthly in accordance with the Company's payroll practices for salaried employees and such Bonus shall be paid at such time(s) as may be consistent with the Company's customary practice therefor. The Compensation Committee of the Board of Directors shall review such Base Salary prior to April 30, 2000 and each year thereafter during the term of this Agreement, including any renewal term, and shall make such adjustments, if any, as the Compensation Committee shall determine; provided, however, that no adjustment shall reduce the Base Salary below $192,500 or the target bonus rate below 35% of Base Salary.



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         2.2      If your  employment  hereunder  shall be terminated (i) by the
                  Company without Cause (as defined in Section 10.3) therefor having been given to you (other than pursuant to Sections 10.1 or 10.2), or (ii) as a result of the non-renewal of this Agreement by the Company upon expiration of the Initial Term or any renewal term, or (iii) by you as the result of the breach of this Agreement or inability of the Company to perform its obligation under this Agreement, then for a one year period after the effective date of such termination the Company shall pay you your Base Salary in effect at the time of such termination plus Bonus. In addition, the Company shall pay you for any accrued vacation in a lump sum within ten (10) days of termination of employment.

3.       DUTIES.

         3.1 During the term of your employment hereunder, including any renewal thereof, you agree to serve as the Vice President,
                  General Counsel, or in such other capacity with duties and responsibilities of a similar nature as those initially undertaken by you hereunder as the President of the Company may from time to time determine, "PROVIDED, that such duties and responsibilities do not constitute a diminution in job title, position, reporting relationship, or functional responsibilities." Your duties may be changed at any time and from time to time hereafter, upon mutual agreement, in a manner appropriate to the Company for the times and circumstances for which the change is to be made. You also agree to perform such other services and duties consistent with the office or offices in which you are serving and its responsibilities as may from time to time be prescribed by the Board of Directors, and you also agree to serve, if elected as an officer and/or director of the Company, and/or any of the Company's other direct or indirect subsidiaries, in all cases in conformity to the by-laws of each such corporation. Unless you otherwise agree, your duties will be performed from the Company's headquarters in Blue Bell, Pennsylvania or at another location chosen by the Company that is no more than fifteen (15) additional miles from your place of residence at that time.

         3.2 You shall devote your full employment energies, interest, abilities, time and attention during normal business hours (excluding the vacation periods provided in Section 4.2 below) exclusively to the business and affairs of the Company, its parent corporation and subsidiaries, if any, and shall not engage in any activity which conflicts or interferes with the performance of duties hereunder without the prior approval of the President, which approval shall not be unreasonably withheld.

         3.3 You agree to cooperate with the Company, including taking such reasonable medical examinations as may be necessary, in the event the Company shall desire or be required (such as pursuant to the terms of any bank loan or any other agreement) to obtain life insurance insuring your life.




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         3.4      You shall,  except as otherwise provided herein, be subject to the Company's rules, practices and policies applicable to the Company's senior executive employees. Without limiting the generality of the foregoing, you shall, with respect to the
                  Company   and   its   parents,   subsidiaries,    assets   and
                  stockholders, act in a manner consistent with your fiduciary responsibilities as an executive of the Company.

4.       BENEFITS.

         4.1 You shall have the benefit of such life and medical insurance, bonus, stock option and other similar plans as the Company may have or may establish from time to time, and in which you would be entitled to participate, by reason of your position with the Company, pursuant to the terms thereof. Also, to the extent you have met the qualifications required, you may participate in the Company's Savings and Retirement plans. The foregoing, however, shall not be construed to require the Company to establish any such plans or to prevent the Company from modifying or terminating any such plans, and no such action or failure thereof shall affect this Agreement.

         4.2      You shall be entitled to a vacation of four weeks each year.

         4.3 The Company will provide you with an annual physical exami-nation.

5.       WORKING AND OTHER FACILITIES.

                  During the Initial Term of this Agreement and any renewal term thereof, you shall be furnished with such working facilities and other services as are suitable to your position and adequate for the performance of your duties.

6.       EXPENSES.

                  The  Company  will  reimburse  you  for  reasonable   expenses
                  (consistent with Company policy), including traveling expenses, incurred by you in connection with the business of the Company, upon the presentation by you of appropriate substantiation for such expenses.

7.       RESTRICTIVE COVENANTS.

         7.1 During such time as you shall be employed by the Company, and for a period of one year thereafter, you shall not, without the written consent of the Board of Directors, directly or indirectly become associated with, render services to, invest in, represent, advise or otherwise participate as an officer, employee, director, stockholder, partner, agent of or consultant for, any business which is competitive with the business in which the Company is engaged at the time your employment with the Company ceases (a "Competitive Business"); provided however, that nothing herein


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                  (i) shall  prevent  you from  investing  without  limit in the securities of any company listed on a national securities exchange, provided that your involvement with any such company is solely that of a stockholder, and (ii) is intended to prevent you from being employed during the one-year period following the termination of your employment with the Company referred to herein by any business other than a Competitive Business.

         7.2      The parties hereto intend that the covenant  contained in this
                  Section 7 shall be deemed a series of separate covenants for each state, county and city. If, in any judicial proceeding, a court shall refuse to enforce all the separate covenants deemed included in this Section 7, because, taken together, they cover too extensive a geographic area, the parties intend that those of such covenants (taken in order of the states, counties and cities therein which are least populous), which, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding, shall, for the purpose of such proceeding, be deemed eliminated from the provisions of this Section 7.

8.       CONFIDENTIALITY,    NON-INTERFERENCE,   INVENTIONS   AND   PROPRIETARY
         INFORMATION.

         8.1 CONFIDENTIALITY. In the course of (i) your employment by the Company hereunder, and (ii) your prior employment with the Company, you will have and have had access to confidential or proprietary information or Company data. You will not at any time divulge or communicate to any person nor shall you direct any company employee to divulge or communicate to any person (other than to a person bound by confidentiality obligations similar to those contained herein and other than as necessary in performing your duties hereunder) or use to the detriment of the Company any of such data or information. The provisions of this Section 8.1 shall survive your employment hereunder, whether by the normal expiration thereof or otherwise. The term "confidential or proprietary data or information" as used in this Agreement shall mean information not generally available to the public, including, without limitation, personnel information, financial data, customer lists, supplier lists, product and tooling specifications, trade secrets, product composition and formulae, tools and dies, drawings and schematics, manufacturing processes, know-how, computer and any other processed or collated data, pricing, marketing and advertising data.

         8.2 NON-INTERFERENCE. You agree that you will not at any time after the termination of your employment by the Company, for your own account or for the account of any other person, interfere with the Company's relationship with any of its suppliers, customers or employees; provided that your employment by a competitor of the Company, if not in violation of your non-competition agreement contained in Section 7.1 above, and your contacting of suppliers and customers in connection therewith, if not in violation of Section 8.1 above or Sections 8.3 or 8.4 below, shall not constitute "interference" hereunder.


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         8.3      INVENTIONS.  It  is  understood  that  you  may,  during  your
                  employment,    conceive   or   develop   certain   inventions,
                  innovations or discoveries related to any business in which the Company may be engaged, either solely or jointly with others. In connection with the conception or development thereof, you agree to disclose promptly to the Company all such inventions, innovations and discoveries, to assign, and hereby do assign, to the Company all of your right, title and
                  interest   in  and  to  said   inventions,   innovations   and
                  discoveries, and to do all things and sign all documents deemed by the Company to be necessary or appropriate to vest in it, its successors and assigns, all of your right, title and interest in and to such inventions, innovations or discoveries, and to procure for it, at the Company's expense,
                  patents,    copyrights   and/or   trademarks   covering   such
                  inventions,  innovations  or  discoveries in the United States
                  and  its  possessions  and  in  foreign   countries,   at  the
                  discretion and under the direction of the Company. In the event the Company is unable for any reason to assure your signature on such documents, you irrevocably appoint the Company and its duly authorized officers and agents as your agents and attorneys-in-fact to execute such documents and to do such things with the same legal force and effect as if executed or done by you.

         8.4 RETURN OF PROPERTY. All written materials, records and documents made by you or coming into your possession during your employment concerning any products, processes or equipment, manufactured, used, developed, investigated or considered by the Company or otherwise concerning the business or affairs of the Company, shall be the sole property of the Company, and upon termination of your employment, or upon request of the Company during your employment, you shall promptly deliver the same to the Company. In addition, upon termination of your employment, or upon request of the Company during your employment, you shall promptly deliver the same to the Company. In addition, upon termination of your employment, or upon request of the Company during your employment, you will deliver to the Company all other Company property in your possession or under your control, including, but not limited to, financial statements, marketing and sales data, patent applications, drawings and other documents, and all Company credit cards and cars.

9. EQUITABLE RELIEF. With respect to the covenants contained in Articles 7 and 8 of this Agreement, you agree that any remedy at law for any breach of said covenants may be inadequate and that the Company shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights hereunder or any other relief a court might award. In the event that you incur legal expenses or court and arbitration expenses in connection with seeking to obtain or enforce any right or benefit provided for in this Agreement or the Offer, and a court of competent jurisdiction or arbitration panel finds in your favor in whole or in part as to such claims as the result of litigation, arbitration or settlement, the Company shall reimburse you for such costs and expenses within thirty
         (30) days of submission of written documentation thereof.



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10.      EARLIER TERMINATION. Your employment hereunder shall terminate prior to the Initial Term (or any renewal term, in the event of renewal) on the following terms and conditions:

         10.1 This Agreement shall terminate automatically on the date of your death. Notwithstanding the foregoing, if you die during the terms of this Agreement, the Company shall (i) continue to make payments to your estate of your Base Salary and Bonus as then in effect pursuant to this Agreement for six (6) months after your death, and (ii) pay your estate any reimbursable expenses which otherwise would have been paid to you to the date of your death.

         10.2 This Agreement shall be terminated if you are unable to perform your duties hereunder for a period of any 180 days in any 365 consecutive day period by reason of physical or mental disability. Notwithstanding the foregoing, if this Agreement is terminated pursuant to this Section, the Company shall pay any accrued but unpaid Base Salary plus Bonus through the date of termination and any reimbursable expenses due to you hereunder. For purposes of this Agreement "physical or mental disability" shall mean your inability, due to health reasons, to discharge properly your duties of employment, supported by the opinion of a physician satisfactory to both you and the Company. If the parties do not agree on a physician mutually satisfactory to both of you and the Company within ten days of written demand by one or the other, a physician shall be selected by the president of the Pennsylvania Medical Association, and the physician shall, within 30 days thereafter, make a determination as to whether disability exists and certify the same in writing. Services of the physician shall be paid for by the Company. You shall fully cooperate with the examining physician including submitting yourself to such examinations as may be requested by the physician for the purpose of determining whether you are disabled.

         10.3 This Agreement shall terminate immediately upon the Company's sending you written notice terminating your employment hereunder for Cause. The Company may terminate this Agreement for Cause, but only after written notice specifying the Cause of such action shall have been rendered to you by the President of the Company. "Cause" shall mean any of the following:

                  (i)      Breach of this Agreement by you.

                  (ii) Your continuing refusal or inability (other than pursuant to Sections 10.1 or 10.2) to perform any material duties assigned in accordance with the terms of this Agreement within thirty days after the President has given you notice thereof in reasonable detail, if such breach has not been cured by you during such period or overt and willful disobedience of orders or directives issued to you by the Company and within the scope of your duties to the Company.


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                  (iii)    Willful misconduct in the performance of your duties,
                           functions and responsibilities.

                  (iv) Commission of acts which are illegal in connection with the performance of your duties, functions and responsibilities under this Agreement.

                  (v) Commission of acts which would constitute a felony offense during the term of this Agreement.

                  (vi) Violation of Company rules and regulations concerning conflict of interest.

                  (vii)    Gross mismanagement of the assets of the Company.

                  (viii) Gross incompetence, gross insubordination or gross neglect in the performance of your duties hereunder or being under the habitual influence of alcohol while on duty or possession, use, manufacture, distribution, dispensation or sale of illegal drugs while on or off duty.

                  (ix) Any act or omission, whether or not included in the foregoing, that a court of competent jurisdiction would determine to constitute cause for termination.

                  If the Company terminates this Agreement for Cause under this Section, the Company shall not be obligated to make any further payments under this Agreement except for amounts due at the time of such termination.

                  Existence of Cause shall be conclusively determined in good faith for all purposes hereunder by the President of the Company. Such advice and consultation shall be utilized as such officer regards as appropriate, and no obligation or duty with respect to any procedure or formality is created by this Agreement.

11.      POST-EMPLOYMENT BENEFITS COVERAGE.

         11.1 Your coverage under the benefits program provided by the Company will cease effective on your termination date. You will be entitled to elect continuation of your medical and dental benefits at the same cost the Company pays, pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA). Details with regard to COBRA continuation coverage will be provided to you shortly after your termination date.



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         11.2     Life Insurance coverage will cease upon your termination date.
                  You may, however, apply to General American Life Insurance Company (or such other insurance company as may provide group life insurance to the Company's employees at the time) for an individual converted life policy, with such application and payment of the first premium required to be accomplished within 31 days after your termination date. Details regarding this conversion option will be provided to you shortly after your termination date.

         11.3 Accidental Death and Dismemberment and Long Term Disability coverages cease with your termination date and may not be extended or converted.

12. TERMINATION OF PRIOR AGREEMENTS; MODIFICATION. This Agreement and the Offer Letter from the company to you dated June 28, 1999 (hereafter the "Offer") constitutes the full and complete understanding of the parties, and will, on the Effective Date, supersede all prior agreements and understandings, oral or written, between the parties. Neither Agreement nor the Offer may be modified or amended except by an instrument in writing signed by the party against which enforcement thereof may be sought.

13. ENTIRE AGREEMENT. Each party to this Agreement, acknowledges that except for the Offer no representations, inducements, promises or agreements, oral or written, have been made by either party or anyone acting on behalf of either party, which are not embodied herein and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding except for the Offer.

14. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

15. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach.

16. NOTICES. All notices hereunder shall be in writing and shall be sent by express mail or by certified or registered mail, postage prepaid, return receipt requested; if to you, to your residence as listed in the Company's records; and if to the Company, to the address set forth above with copies to the President.

17. ASSIGNABILITY; BINDING EFFECT. This Agreement shall not be assigned by you without the written consent of the Board of Directors of the Company. This Agreement shall be binding upon and inure to the benefit of you, your legal



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         representatives,  heirs and distributees, and shall be binding upon and inure to the benefit of the Company, its successors and assigns.

18. GOVERNING LAW. All questions pertaining to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts or choice of law provisions thereof.

19.      HEADINGS.  The  headings  of this  Agreement  are  intended  solely for
         convenience   of  reference  and  shall  be  given  no  effect  in  the
         construction or interpretation of this Agreement.


If this Agreement correctly sets forth our understanding, please sign the duplicate original in the space provided below and return it to the Company, whereupon this Agreement and the Offer shall constitute the employment agreement between you and the Company effective and for the term as stated herein.


                                         C&D TECHNOLOGIES, INC.



                                         By:/s/ Wade H. Roberts, Jr.
                                            ------------------------
                                                   Wade H. Roberts, Jr.
                                          President and Chief Executive Officer





Agreed as of the date first above written:


/s/ Linda R. Hansen
-------------------

C&D TECHNOLOGIES, INC.
  Power Solutions
------------------------------------------------------------------------------
                                             1400 Union Meeting Road
                                             P.O. Box 3053
                                             Blue Bell, PA  19422-0858
WADE H. ROBERTS, JR.                         Telephone (215)619-7850
President                                    Fax (215) 619-7841
Chief Executive Officer                      E-mail: wroberts@cdtechno.com



June 28, 1999

Ms. Linda R. Hansen
1220 Bridgetown Pike,
Langhorne, PA  19053

Re:  Employment Offer

Dear Linda:

We are pleased to offer you the position of Vice President, General Counsel and Secretary of C&D Technologies, Inc. reporting directly to me. The following are the specific terms of our offer:

Effective Date
--------------

Your employment is expected to commence on Monday, June 28, 1999.

Compensation Package
--------------------

Your compensation package will include the following components:

o You will receive a one-time hiring bonus of $50,000 to be paid in two installments as follows:
     1) $25,000 on or before August 15, 1999; and
     2) $25,000 on or before December 31, 1999.

     This   one-time   hiring   bonus  will  be  subject  to  all  required  tax
     withholdings.

o Your initial base salary will be $7,291.67 payable semi-monthly (equivalent to $175,000 on an annualized basis).

     PLEASE NOTE: you will be eligible to receive an increase to your base salary effective April 1, 2000. The increase to your annual base salary on that date will be no less than $17,500 (10%), resulting in an annual base salary of no less than $192,500.

o You are eligible to participate in our Company's Management Incentive Bonus Program targeted to pay an amount equal to 35% of you annual base salary for the attainment of 100% of corporate and agreed upon individual objectives established in consultation with you and our Board of Directors.

     PLEASE NOTE: For your performance through the end of our current fiscal year (ending January 31, 2000), the Management Incentive Bonus will be calculated on a prorated basis of 7/12ths, and will be payable prior to April 15, 2000. As a show of our good faith, we guarantee that your management incentive bonus for the current fiscal year will be at least $35,729 ($175,000 x 35% x 7/12).

Linda Hansen
Offer Letter
page 2
June 28, 1999

o You are eligible to participate in our Stock Option Award Program. We will recommend to our Board of Directors at their meeting scheduled for June 29, 1999, that you be granted an initial Stock Option Award for 2,500 shares.

     In addition, I will recommend to our Board of directors at their meeting scheduled for September 28, 1999, that you be granted a Stock Option Award for 7,500 shares.

     PLEASE NOTE: All awards of stock options are subject to the review and approval of the Company's Board of Directors.

o After three (3) months of employment, you will be eligible to participate in the Company's Supplemental Executive Retirement Program (SERP).

     PLEASE NOTE: Participation in the SERP is subject to the review and approval of the Company's Board of Directors.

o You are eligible to fully participate in the Company's employee benefit programs.

o    You are eligible for four weeks of vacation each year.

Employment Agreement
--------------------
Accompanying this letter is an EMPLOYMENT AGREEMENT which delineates the key terms and conditions governing your relationship as an executive of our Company during and after your employment by C&D Technologies Inc.

Relocation Assistance
---------------------
If you decide to relocate closer to our headquarters in Blue Bell, prior to July 1, 2000, you will be eligible for benefits pursuant to the Company's Domestic Relocation Assistance Program (Level 2). Descriptive information about this program accompanies this letter.

Contingencies
-------------
This offer of employment is contingent upon the following:

o Successful completion of a Company-paid medical examination, which will include screening for the use of drugs.

o    Your  completion  of  the  standard  Employment  Eligibility   Verification
     (form I-9) and review of supporting documentation you supply.

We are looking forward to having you on our team. We are confident of your ability to make a difference and feel certain we can have fun working with you.

Linda Hansen
Offer Letter
Page 3
June 28, 1999

Please indicate your acceptance of this Offer of Employment by signing where indicated below and returning this letter and an executed copy of the EMPLOYMENT AGREEMENT to me. If you have any questions about the contents of this offer or the accompanying materials, please do not hesitate to contact Mark Sappir or me directly.

Anticipate your speedy acceptance of this offer and plan to introduce you to the Board of Directors at our Annual Meeting/Board Meeting on Tuesday, June 29, 1999. The Annual Meeting takes place at 10:00 a.m. at the Union League, 140 South Broad Street, Philadelphia, Pennsylvania.

Sincerely,



/s/ Wade H. Roberts, Jr.
    --------------------
Wade H. Roberts, Jr.

Enclosures


             -----------------------------------------------------


I have reviewed, understand and accept the terms of this Offer of Employment with C&D Technologies, Inc.


Signed /s/ Linda R. Hansen                   Date   6/28/99
           ---------------                        -----------------
       Linda R. Hansen